Exhibit 4.4

Share Purchase Agreement

NEW ORIENTAL EDUCATION & TECHNOLOGY GROUP INC.

SHARE PURCHASE AGREEMENT

December 24, 2004

i

3.4 Investment Experience	20
3.5 Accredited Investor; Non-US Investor	20
3.6 Further Limitations on Disposition	20

4. Conditions of Investors’ Obligations at the Closing	21
4.1 Representations and Warranties	21
4.2 Performance	21
4.3 Compliance Certificates	21
4.4 Qualifications	21
4.5 Proceedings and Documents	21
4.6 Secretary’s Certificate	22
4.7 Board of Directors	22
4.8 Opinion of Counsel to the Sellers	22
4.9 Investors’ Rights Agreement	22
4.10 First Refusal and Co-Sale Agreement	22
4.11 Voting Agreement	22
4.12 Indemnification Agreements	22
4.13 Corporate Records	22
4.14 Confidentiality and Non-Compete Agreements	22
4.15 Intellectual Property	22
4.16 Restructuring Plan	23

5. Conditions of the Company’s, GroupCo’s and the Founders’ Obligations at Closing	23
5.1 Representations and Warranties	23
5.2 Payment of Purchase Price	23
5.3 Qualifications	23

6. Affirmative Covenants of the Company	23
6.1 Preservation of Existence	23
6.2 Related Party Transactions	24
6.3 Fundamental Changes	24
6.4 Tax	25
6.5 Indemnification by the Company	25
6.6 Use of Proceeds	26
6.7 Insurance Policies	26
6.8 Board of Directors Seat	26
6.9 Restructuring Plan	26
6.10 GroupCo Distributions	26

7. Miscellaneous	27
7.1 Survival of Warranties; Limitation of Liability	27
7.2 Successors and Assigns	27
7.3 Governing Law	27
7.4 Counterparts	27
7.5 Titles and Subtitles	28
7.6 Notices	28
7.7 Finder’s Fee	28

ii

7.8 Expenses	28
7.9 Amendments and Waivers	29
7.10 Severability	29
7.11 Aggregation of Shares	29
7.12 Entire Agreement	29
7.13 Arbitration	29

SCHEDULE A	Schedule of Investors
SCHEDULE B	Schedule of Founders
SCHEDULE 2.6(a)	Schedule of PRC Entities
SCHEDULE 2.6(c)	Schedule of Capitalization of PRC Entities
SCHEDULE 4.14	Schedule of Parties to Confidentiality and Non-Compete Agreement

EXHIBIT A	Second Amended and Restated Memorandum of Association
EXHIBIT A-1	Second Amended and Restated Articles of Association
EXHIBIT B	List of Shareholders
EXHIBIT C	Investors’ Rights Agreement
EXHIBIT D	First Refusal and Co-Sale Agreement
EXHIBIT E	Voting Agreement
EXHIBIT F	Restructuring Plan
EXHIBIT G	Form of Employment Agreement
EXHIBIT H	Escrow Agreement
EXHIBIT I	Opinion of BVI Counsel for the Company
EXHIBIT J	Opinion of PRC Counsel for the Company
EXHIBIT K	Form of Confidentiality and Non-Compete Agreement
EXHIBIT L	PFIC Annual Information Statement

iii

NEW ORIENTAL EDUCATION & TECHNOLOGY GROUP INC.

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is made as of the 24th day of December, 2004, by and among New Oriental Education & Technology Group Inc., an International Business Company under the laws of the British Virgin Islands (the “Company”), Capital River Group Limited, an International Business Company under the laws of the British Virgin Islands (“Capital River Group” and, together with the Company, the “Sellers”), the investors (severally and not jointly, listed on Schedule A hereto, each of which is herein referred to as an “Investor” and collectively as the “Investors”), Beijing New Oriental Education and Technology (Group) Co., Ltd. (“GroupCo”) and the founders listed on Schedule B hereto (each of which is herein referred to as a “Founder” and collectively as the “Founders”).

THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	Purchase and Sale of Shares.

1.1 Sale and Issuance of Series A Preferred Shares.

(a) The Company shall adopt and file with the Registrar of Companies in the British Virgin Islands on or before the Closing (as defined below in Section 1.2) the Amended and Restated Memorandum of Association in the form attached hereto as Exhibit A (the “Restated Memorandum”) and the Amended and Restated Articles of Association in the form attached hereto as Exhibit A-1 (the “Restated Articles”).

(b) On or prior to the Closing, the Company shall have authorized (i) the sale and issuance to the Investors of 11,111,111 shares of its Series A Preferred Shares (as defined below in Section 2.2(a)) and (ii) the issuance of the Common Shares to be issued upon conversion of the Series A Preferred Shares (the “Conversion Shares”). The Series A Preferred Shares and the Conversion Shares shall have the rights, preferences, privileges and restrictions set forth in the Restated Memorandum and the Restated Articles.

(c) Subject to the terms and conditions of this Agreement and the Escrow Agreement (as defined below), each Investor agrees, severally and not jointly, to purchase at the Closing and the Company agrees to sell and issue to each Investor at the Closing that number of Series A Preferred Shares set forth opposite such Investor’s name on Schedule A hereto for US$2.025 per share (the “Series A Purchase Price”).

(d) Subject to the terms and conditions of this Agreement, each Investor agrees, severally and not jointly, to purchase at the Closing and Capital River Group agrees to sell to each Investor at the Closing that number of Common Shares set forth opposite such Investor’s name on Schedule A hereto for US$1.8116 per share (the “Common Purchase Price” and, together with the Series A Purchase Price, the “Purchase Price”).

1

1.2 Closing. The purchase and sale of the Series A Preferred Shares shall take place at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (“Gunderson Dettmer”), 220 West 42nd Street, 20th Floor, New York, New York, at 10:00 A.M. (local time), on December 24, 2004, or at such other time and place as the Company and Investors agree upon orally or in writing (which time and place are designated as the “Closing”). At the Closing (a) Capital River Group shall deliver to each Investor certificates representing the Common Shares that such Investor is purchasing against payment of the purchase price therefor by wire transfer and (b) the Company shall deliver to each Investor certificates representing the Series A Preferred Shares that such Investor is purchasing against payment of the purchase price therefor by wire transfer to the Escrow Agent (as defined below).

1.3 At the Closing, the Company, the Investors and Codan Trust Company (Cayman) Limited (the “Escrow Agent”) shall enter into an Escrow Agreement (the “Escrow Agreement”) with terms substantially consistent with those in the form on Exhibit H. As used herein, the term “Escrow Deposit” shall mean the payments to be made by the Investors into escrow pursuant to Section 1.2(b). The Escrow Deposit shall be deposited with the Escrow Agent pursuant to Section 1.2(b) as security for the establishment of the Management WFOE, the Tech WFOE and the Investment WFOE (each as defined in the Restructuring Plan attached hereto as Exhibit F (the “Restructuring Plan”) and the execution of Share Pledge Agreements between each shareholder of GroupCo and the Management WFOE pursuant to Section 3 of the Restructuring Plan within one hundred twenty (120) days of the date hereof (the “Escrow Obligations”) and the Escrow Agent shall hold, invest, disburse and otherwise deal with the Escrow Deposit pursuant to the terms and conditions set forth in the Escrow Agreement.

The Company and the Investors agree that the Escrow Agent shall release the Escrow Deposit as follows: (a) promptly following, and in any event within five (5) business days of, receipt of written instructions from Tianyuan Law Office in the form of the certificate attached as Exhibit A of the Escrow Agreement, the Escrow Agent will release the Escrow Deposit to the Company, (b) upon receipt of joint instructions from the Investors and the Company in the form of the certificate attached as Exhibit B to the Escrow Agreement the Escrow Agent will release the Escrow Deposit to the Investors or the Company as indicated in the certificate, (c) on the one year anniversay of the Closing, the Escrow Agent will release any remaining portion of the Escrow Deposit to the Investors so long as there is no ongoing good faith dispute between the Company and the Investors regarding disbursement of the Escrow Deposit, and (d) in the event there is a good faith dispute between the parties at such time, upon the the resolution of such dispute, the Escrow Agent will release any remaining portion of the Escrow Deposit pursuant to an executed agreement signed by the Company and the Investors that resolves such dispute, all in accordance with the Escrow Agreement. The Investors and the Company shall pursue the resolution of any dispute in good faith and as promptly as practicable.

2.	Representations and Warranties of the Sellers, GroupCo and the Founders. The Sellers, GroupCo and the Founders (severally and not jointly) hereby represent and warrant to each Investor that, except as set forth on the disclosure letter of even date herewith (the “Disclosure Letter”) furnished to each Investor and special counsel for the Investors, which exceptions shall be deemed to be representations and warranties as if made hereunder:

2

2.1 Organization, Good Standing and Qualification.

(a) The Company is an international business company duly organized, validly existing and in good standing under the laws of British Virgin Islands and has all requisite corporate power and authority to carry on its business as now conducted and as currently proposed to be conducted. To the Company and the Founders’ knowledge, the Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the business or properties of the Company.

(b) GroupCo is a limited liability company duly organized, validly existing and in good standing under the laws of the People’s Republic of China (the “PRC”) and has all requisite corporate power and authority to carry on its business as now conducted and as currently proposed to be conducted. To the Company’s, GroupCo’s and the Founders’ knowledge, GroupCo is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the business or properties of the Company.

(c) New Oriental Education Corporation (the “Subsidiary”) is a wholly-owned subsidiary of the Company and is duly established and validly existing under all applicable laws, ordinances, rules and regulations, as well as judicial interpretations and decisions, of British Columbia. The Subsidiary has full corporate power and authority to (i) enter into the agreements to which it is a party, to carry out its obligations thereunder and to consummate the transactions contemplated thereby, and all such agreements have been duly authorized by all necessary corporate action on the part of the Subsidiary, (ii) to possess all governmental licenses, permits, authorizations and approvals necessary to enable it to own, operate, lease or otherwise hold its respective properties and assets now owned, operated, leased or otherwise held by it and (iii) to carry on its respective business as it is currently conducted and proposed to be conducted as of the date hereof. To the Company and the Founders’ knowledge, the Subsidiary is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the business or properties of the Subsidiary. True and complete copies of the articles of association of the Subsidiary, in effect on the date hereof, have been made available by the Company to the Investors. True and complete copies of all shareholder consents of the Subsidiary have been made available by the Company to the Investors.

2.2 Capitalization and Voting Rights of the Company. The authorized capital of the Company consists of:

(a) Preferred Shares. Eleven Million One Hundred Eleven Thousand One Hundred Eleven (11,111,111) Preferred Shares, par value $0.01 (the “Preferred Shares”), all of which have been designated Series A Preferred Shares (the “Series A Preferred Shares”) and all of which may be sold pursuant to this Agreement. The rights, privileges and preferences of the Series A Preferred Shares will be as stated in the Restated Memorandum and the Restated Articles.

(b) Common Shares. 150,000,000 Common Shares, par value $0.01 (the “Common Shares”), of which 100,000,000 are issued and outstanding.

3

(c) The outstanding securities of the Company are owned by the security holders in the numbers specified in Exhibit B hereto.

(d) The outstanding capital shares of the Company are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in accordance with all applicable securities laws, rules and regulations, or pursuant to valid exemptions therefrom.

(e) Except for (i) the conversion privileges of the Series A Preferred Shares to be issued under this Agreement and (ii) the rights provided in Section 2.4 of that certain Investors’ Rights Agreement in the form attached hereto as Exhibit C (the “Investors’ Rights Agreement”), there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of its capital shares. In addition, the Company has reserved an additional eleven million eleven hundred eleven thousand one hundred eleven (11,111,111) Common Shares for purchase upon exercise of options to be granted in the future under the Company’s Option Plan (the “Option Plan”). Except for as disclosed in Disclosure Letter and except for the Voting Agreement (as defined below in Section 2.7 hereof), the Company is not a party or subject to any agreement or understanding, and, to the Company’s and the Founders’ knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company.

(f) All outstanding securities of the Company, including, without limitation, all outstanding capital shares of the Company, all capital shares of the Company issuable upon the conversion or exercise of all convertible or exercisable securities and all other securities that the Company is obligated to issue, are subject to a one hundred eighty (180) day “market stand-off” restriction upon an initial public offering of the Company’s securities pursuant to Section 4 of the Right of First Refusal and Co-Sale Agreement (as defined in Section 2.7 hereof).

(g) The Disclosure Letter sets forth a complete list of each security of the Company owned by any officer, director or, in the Company’s reasonable belief, key employee of the Company, the Subsidiary or any of the PRC Entities (as defined in Section 2.5 hereof), or by any affiliate or any member of the immediate family of any such individual, together with a description of the material terms of the vesting provisions and, to the Company’s and the Founders’ knowledge, the rights of first refusal and rights of repurchase applicable to each such security other than, in each case, those vesting provisions and first refusal and repurchase rights set forth in the Ancillary Agreements (as defined in Section 2.7 hereof). Except as set forth in the Ancillary Agreements, no share plan, share purchase, share option or other agreement or understanding between the Company and any holder of any securities or rights exercisable or convertible for securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of the occurrence of any event, other than the passage of time.

4

2.3 Capitalization and Voting Rights of GroupCo.

(a) The registered capital of GroupCo totals RMB50,000,000 (the “GroupCo Equity”). The rights and privileges of the GroupCo Equity will be as stated in GroupCo’s articles of association, as amended and restated.

(b) The outstanding equity interests of GroupCo are owned by the security holders in the numbers specified in Exhibit B hereto.

(c) The GroupCo Equity is all duly and validly authorized and issued and fully paid, and was issued in accordance with all applicable securities laws, rules and regulations, or pursuant to valid exemptions therefrom.

(d) Except as set forth in the Disclosure Letter, GroupCo is not a party or subject to any agreement or understanding, and, to the Company’s and GroupCo’s knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of GroupCo, except as set forth on the Disclosure Letter.

2.4 Capitalization and Voting Rights of the Subsidiary.

(a) The issued and outstanding capital of the Subsidiary totals C$250,000 (the “Equity”), all of which is contributed to, and held by, the Company. The rights and privileges of the Equity will be as stated in the Subsidiary’s articles of association, as amended and restated.

(b) The Subsidiary is wholly owned by, and is the only subsidiary of, the Company. The Company is the sole legal and beneficial owner of the entire issued share capital of the Subsidiary, there being no other share or loan capital in the Subsidiary or any share or loan capital under option (actual, contingent or otherwise) to purchase or subscribe.

(c) The Equity is all duly and validly authorized and issued and fully paid, and was issued in accordance with all applicable securities laws, rules and regulations, or pursuant to valid exemptions therefrom.

(d) Neither the Subsidiary nor the Company is a party or subject to any agreement or understanding, and, to the Company’s knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of the Subsidiary, except for the Voting Agreement further described in Section 4.12 hereof.

2.5 Subsidiaries. Other than the Subsidiary and the PRC Entities (as defined in Section 2.6 hereof), the Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. The Company is not a participant in any joint venture, partnership, or similar arrangement, other than with respect to the PRC Entities.

5

2.6 Organization of the PRC Entities.

(a) Except where otherwise indicated on Schedule 2.6(a), each of the parties set forth on Schedule 2.6(a) hereto (the “PRC Entities”) is a limited liability company duly established and validly existing under the laws of the PRC (the “PRC Laws”). Each of the PRC Entities has all requisite corporate power and authority to enter into the agreements to which it is a party, to carry out its obligations thereunder and to consummate the transactions contemplated thereby, and all such agreements have been duly authorized by all necessary corporate action on the part of each of the respective PRC Entities.

(b) Except as set forth in the Disclosure Letter, each of the PRC Entities has full corporate power and authority to possess all governmental licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its respective properties and assets and own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its respective business as it is currently conducted and proposed to be conducted as of the date hereof. True and complete copies of the articles of association of each of the PRC Entities, each as in effect on the date hereof, have been made available by the Company to the Investors. True and complete copies of all shareholder consents of each of the PRC Entities have been made available by the Company to the Investors. Except as set forth in the Disclosure Letter, each of the PRC Entities is duly qualified to do business in each jurisdiction where the nature of its respective business or the ownership or leasing of its respective properties make such qualification necessary.

(c) Schedule 2.6(c) hereto lists the capitalization for each of the PRC Entities and sets forth a true and complete list of all direct and indirect subsidiaries of each of the PRC Entities, including details such as its name, type of entity, the jurisdiction and date of its organization and its registered capital, the number and type of its issued and outstanding shares or similar ownership interests and the current ownership of such shares or similar ownership interests. The registered capital of each of the PRC Entities has been fully paid and is non-assessable.

(d) The equity interests of each of the PRC Entities were duly and validly issued and were issued in accordance with all applicable laws, rules and regulations or pursuant to exemptions therefrom. Except as set forth in the Disclosure Letter, the equity interests in each of the PRC Entities are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any PRC Law, the articles of association or any contract to which any of the PRC Entities is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of any of the PRC Entities having the right to vote (or convertible) into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity interests of any PRC Entity may vote. Except in connection with Restructuring, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the equity interests to which any PRC Entity is a party or is otherwise bound.

(e) Other than the subsidiaries of each of the PRC Entities listed in the Disclosure Letter, there are no other corporations, partnerships, joint ventures, associations or other entities in which any of the PRC Entities owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.

6

(f) There are no options, warrants, convertible securities, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the equity interests of any subsidiary of any of the PRC Entities or obligating any of the PRC Entities to issue or sell any portion of the equity interests of, or any other interest in, any such subsidiary.

(g) Except as set forth in the Disclosure Letter, no order has been made or petition presented or resolution passed for the winding up of any of the PRC Entities, and no distress, execution or process has been levied against any of the PRC Entities or any of its property.

(h) None of the PRC Entities are insolvent or unable to pay its debts and there is no unfulfilled decree or court order outstanding against any of the PRC Entities.

2.7 Authorization. All corporate action on the part of the Sellers and their respective officers, directors, shareholders and affiliates necessary for the authorization, execution and delivery of this Agreement, the Investors’ Rights Agreement, that certain First Refusal and Co-Sale Agreement in the form attached hereto as Exhibit D (the “First Refusal and Co-Sale Agreement”) and that certain Voting Agreement in the form attached hereto as Exhibit E (the “Voting Agreement”, and together with the Investors’ Rights Agreement and the Right of First Refusal and Co-Sale Agreement, the “Ancillary Agreements”), the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Series A Preferred Shares and Common Shares being sold hereunder and the Conversion Shares has been taken or will be taken prior to the Closing, and this Agreement and the Ancillary Agreements constitute valid and legally binding obligations of the Company and the Founders, enforceable in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (c) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable foreign, United States or state securities laws.

2.8 Valid Issuance of Preferred and Common Shares. The Series A Preferred Shares and Common Shares being purchased by the Investors hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Ancillary Agreements and under applicable state and United States securities laws. The Conversion Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Restated Articles, will be duly and validly issued, fully paid, and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Ancillary Agreements and under applicable foreign and United States securities laws.

2.9 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any United States, local or foreign governmental authority on the part of the Company, GroupCo the Subsidiary or any of the PRC Entities is required in connection with the consummation of the transactions contemplated by this Agreement, except (a) the filing of the Restated Articles with the Registrar of Companies of the British Virgin Islands ; (b) such other post-closing filings as may be required in the United States; or (c) any approvals or filings required by PRC governmental authorities pursuant to the Restructuring Plan.

7

2.10 Offering. Subject in part to the truth and accuracy of each Investor’s representations set forth in Section 3 of this Agreement the offer, sale and issuance of the Series A Preferred Shares as contemplated by this Agreement are exempt from the registration requirements of any applicable foreign or United States securities laws.

2.11 Litigation. Except as set forth in the Disclosure Letter there is no material action, suit, proceeding or investigation pending or, to the Seller’s, Company’s, GroupCo’s and the Founders’ knowledge, currently threatened in writing against the Seller, the Company, the Subsidiary, GroupCo, any of the PRC Entities or any of the Founders nor is the Seller, Company, GroupCo or any of the Founders aware that there is any basis for the foregoing. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Seller, the Company, GroupCo or any of the Founders) involving the prior employment of any of the Company’s, GroupCo’s, the Subsidiary’s or any of the PRC Entities’ employees, and either (a) their use in connection with the Company’s, GroupCo’s, the Subsidiary’s or any of the PRC Entities’ businesses of any information or techniques allegedly proprietary to any of their former employers, or (b) their obligations under any agreements with prior employers. None of the Seller, the Company, GroupCo, the Subsidiary or any of the Founders is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Seller, the Company, the Subsidiary, GroupCo or any of the PRC Entities currently pending or that the Seller, the Company, GroupCo, the Subsidiary or any of the PRC Entities intends to initiate

2.12 Employment Agreements. Each present employee and officer of the Company, GroupCo, the Subsidiary and the PRC Entities has executed an employment agreement in substantially the forms provided to special counsel for the Investors, except where the failure to do so would not have a material adverse effect on the business and conditions of the Company. The Founders and each senior employee (as reasonably determined by the Investors) of the Company, GroupCo and the Subsidiary has executed an Employment Agreement in the form attached hereto as Exhibit G. Each consultant of the Company has executed a Consulting Agreement in substantially the form provided to special counsel to the Investors except where the failure to do so would not have a material adverse effect on the business and conditions of the Company. None of the Company, GroupCo or any of the Founders is aware that any of the Company’s, GroupCo’s or the Subsidiary’s current or former employees, officers or consultants are in violation thereof, and the Company and GroupCo will use its diligent efforts to prevent any such violation.

8

2.13 Intellectual Property. Except as set forth on the Disclosure Letter, the Company and the Subsidiary have sufficient title and ownership of or licenses to, or can obtain on commercially reasonable terms, all patents, trademarks, service marks, trade names, domain names, copyrights, trade secrets, information, proprietary rights and processes (the “Intellectual Property”) necessary for or currently used in the business of the Company, GroupCo, the Subsidiary and each of the PRC Entities as now conducted and as currently proposed to be conducted without, to the Company’s, GroupCo’s and the Founders’ knowledge with respect to patents, trademarks, service marks and trade names only (but without having conducted any special investigation or patent or trademark search), any violation or infringement of, or other conflict with, the rights of others. The Disclosure Letter contains a complete list of patents and pending patent applications and registrations and applications for trademarks, copyrights and domain names of, or exclusively licensed to, the Company or its affiliates. Other than pursuant to the employment agreement previously provided to special counsel to the Investors and except as set forth in the Disclosure Letter, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership of interests of any kind relating to anything referred to above in this Section 2.13 that is to any extent owned by or licensed to the Company, GroupCo, the Subsidiary or any of the PRC Entities, nor is the Company, GroupCo, the Subsidiary or any of the Founders bound by or a party to any options, licenses, agreements, claims or encumbrances of any kind with respect to the Intellectual Property of any other person or entity, except, in either case, for intercompany agreements between the Company, GroupCo, the Subsidiary and the PRC Entities, standard end-user, object code, internal-use software license and support/maintenance agreements or as set forth in the Disclosure Letter. None of the Company, GroupCo, the Subsidiary, any of the PRC Entities or any of the Founders has received any communications alleging that the Company, GroupCo, the Subsidiary, any of the PRC Entities or any of the Founders has violated or, by conducting its business as currently proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity and none of the Company, GroupCo or any of the Founders is aware of any reasonable basis for such an allegation or of any reason to believe that such an allegation may be forthcoming. None of the Company, GroupCo or any of the Founders is aware that any of the Company’s, GroupCo’s, the Subsidiary’s or any of the PRC Entities’ employees are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company, GroupCo or the Subsidiary or that would conflict with the Company’s, GroupCo’s, the Subsidiary’s or any of the PRC Entities’ businesses as presently conducted or as currently proposed to be conducted. Neither the execution nor delivery of this Agreement or the Ancillary Agreements, nor the carrying on of the Company’s, GroupCo’s or the Subsidiary’s businesses by the employees of the Company, GroupCo, the Subsidiary or any of the PRC Entities, nor the conduct of the Company’s, GroupCo’s, the Subsidiary’s or any of the PRC Entities’ business as currently proposed, will, to the Company’s, GroupCo’s and the Founders’ knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. None of the Company, GroupCo or any of the Founders believes it is or will be necessary to utilize any inventions of any of the Company’s, GroupCo’s, the Subsidiary’s or any of the PRC Entities’ employees (or people the Company, GroupCo, the Subsidiary or any of the PRC Entities currently intend to hire) made prior to or outside the scope of their employment by the Company, GroupCo, the Subsidiary or any of the PRC Entities except where the failure to utilize such inventions would not have a material adverse effect on the business or prospects of the Company, GroupCo, the Subsidiary or any of the PRC Entities amounting individually or in the aggregate to $500,000 or more (a “Material Adverse Effect”).

9

2.14 Compliance with Other Instruments. The Company is not in violation or default of any provision of (i) its Restated Articles, (ii) any judgment, order, writ, decree or material contract to which it is a party or by which it is bound, or (iii) to the Company’s, GroupCo’s and the Founders’ knowledge, any provision of any United States, local or foreign statute, rule or regulation applicable to the Company, which, with respect to clauses (ii) and (iii), default or violation would have a Material Adverse Effect. GroupCo is not in violation or default of any provision of (i) its articles of association, as amended and restated, (ii) any judgment, order, writ, decree or material contract to which it is a party or by which it is bound, or (iii) to the Company’s, GroupCo’s and the Founders’ knowledge, any provision of any PRC Law applicable to GroupCo, which, with respect to clauses (ii) and (iii), default or violation would have a Material Adverse Effect. The Subsidiary is not in violation or default of any provision of (i) its articles of association, as amended and restated, (ii) any judgment, order, writ, decree or material contract to which it is a party or by which it is bound, or (iii) to the Company’s, GroupCo’s and the Founders’ knowledge, any provision of any PRC Law applicable to the Subsidiary, which, with respect to clauses (ii) and (iii), default or violation would have a Material Adverse Effect. None of the PRC Entities is in violation or default of any provision of (i) articles of association, as amended and restated, (ii) any judgment, order, writ, decree or material contract to which it is a party or by which it is bound, or (iii) to the Company’s, GroupCo’s and the Founders’ knowledge, any provision of PRC Law applicable to the Company, including, without limitation, those relating to telecommunication, internet content providers, advertising and ticketing business, occupational health, safety and the environment which, with respect to clauses (ii) and (iii), default or violation would have a Material Adverse Effect. None of the Company, GroupCo, the Subsidiary or any of the PRC Entities have received any written notice from any regulatory body or authority that the Company, GroupCo, the Subsidiary or any of the PRC Entities has committed any criminal, illegal or unlawful act or any violation of or default with respect to any ordinance, statute, regulation, order, decree or judgment of any court of government agency of relevant jurisdiction which, if committed by the Company, GroupCo, the Subsidiary or any of the PRC Entities may have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or default or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, judgment, order, writ, decree or material contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company, GroupCo, the Subsidiary or any of the PRC Entities or the suspension, revocation, impairment, forfeiture, or non-renewal of any material permit, license, authorization, or approval applicable to the Company, GroupCo, the Subsidiary or any of the PRC Entities their respective businesses or operations or any of their respective assets or properties.

2.15 Agreements and Actions.

(a) Except for agreements explicitly contemplated hereby and by the Ancillary Agreements, including without limitation, all employment agreements and proprietary information and inventions agreements entered into by the Company, GroupCo or the Subsidiary and set forth on the Disclosure Letter, and except as otherwise set forth in the Disclosure Letter, there are no agreements, understandings or proposed transactions between the Company, GroupCo, the Subsidiary, any of the PRC Entities and their respective officers, directors, affiliates or any affiliate thereof.

10

(b) Except as set forth in the Disclosure Letter there are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company, GroupCo, the Subsidiary or any of the PRC Entities is a party or by which such party is bound that may involve (i) obligations (contingent or otherwise) of, or payments to such party in excess of, RMB 10,000,000 per annum, or (ii) any license of any patent, copyright, trade secret or other proprietary right to or from the Company, GroupCo, the Subsidiary or any of the PRC Entities (other than the license to the Company, GroupCo, the Subsidiary or any of the PRC Entities of standard, generally commercially available, “off-the-shelf” third party products that are not and will not to any extent be part of, or influence development of, or require payment with respect to, any product, service or intellectual property offering of the Company, GroupCo, the Subsidiary or any of the PRC Entities), or (iii) provisions materially restricting or affecting the development, manufacture or distribution of the Company’s, GroupCo’s, the Subsidiary’s or any of the PRC Entities’ products or services, or (iv) indemnification by the Company, GroupCo, the Subsidiary or any of the PRC Entities with respect to infringements of proprietary rights.

(c) Except as set forth in Disclosure Letter, none of the Company, GroupCo, the Subsidiary or any of the PRC Entities has (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital shares, (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $150,000 or, in the case of indebtedness and/or liabilities individually less than $150,000, in excess of $150,000 in the aggregate other than trade payables, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(d) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

(e) Neither the Company nor any of its affiliates has engaged during the past two years in any discussion (i) with any representative of any corporation or corporations regarding the consolidation or merger of the Company, GroupCo, the Subsidiary or any of the PRC Entities with or into any such corporation or corporations, (ii) with any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company, GroupCo, the Subsidiary or any of the PRC Entities or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company, GroupCo, the Subsidiary or any of the PRC Entities is disposed of, or (iii) regarding any other form of acquisition, liquidation, dissolution or winding up of the Company, GroupCo, the Subsidiary or any of the PRC Entities.

11

2.16 Related-Party Transactions. Except as set forth in Disclosure Letter, no employee, officer, director or shareholder of the Company, GroupCo or the Subsidiary (a “Related Party”) or member of such Related Party’s immediate family, or any corporation, partnership or other entity in which such Related Party is an officer, director or partner, or in which such Related Party has significant ownership interests or otherwise controls, is indebted to the Company, GroupCo or the Subsidiary, nor is the Company, GroupCo or the Subsidiary indebted (or committed to make loans or extend or guarantee credit) to any of them other than (a) for payment of salary for services rendered, (b) reimbursement or advances for reasonable expenses incurred on behalf of the Company, GroupCo or the Subsidiary, and (c) for other standard employee benefits made generally available to all employees (including Share Option agreements outstanding under any shares plan approved by the Company’s Board of Directors (the “Board of Directors”) and share purchase agreements approved by the Board of Directors). Except as set forth in the Disclosure Letter, to the Company’s, GroupCo’s and the Founders’ knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company, GroupCo or the Subsidiary is affiliated or with which the Company, GroupCo or the Subsidiary has a business relationship, or any firm or corporation that competes with the Company or the Subsidiary, except that employees, officers, or directors of the Company, GroupCo and the Subsidiary and members of such Related Parties’ immediate families may own shares in publicly traded companies that may compete with the Company, GroupCo or the Subsidiary. To the knowledge of the Company, GroupCo and the Founders, no Related Party or member of their immediate family is directly or indirectly interested in any material contract with the Company or the Subsidiary other than pursuant to the Restructuring Plan.

2.17 Permits. Except as set forth in the Disclosure Letter, each of the Company, GroupCo, the Subsidiary and the PRC Entities has all franchises, permits, licenses, and any similar authority necessary for the conduct of its respective business as now being conducted by it, the lack of which could materially and adversely affect the respective business, properties, prospects or financial condition of the Company, GroupCo, the Subsidiary or any of the PRC Entities, and each of the Company and the Founders believes in good faith that the Company, GroupCo, the Subsidiary and each of the PRC Entities can obtain, without undue burden or expense, any similar authority for the conduct of the business of the Company, GroupCo, the Subsidiary and each of the PRC Entities as planned to be conducted.

2.18 Environmental and Safety Laws. To the Company’s, GroupCo’s and the Founders’ knowledge, none of the Company, GroupCo, the Subsidiary or any of the PRC Entities’ is in material violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to the Company’s, GroupCo’s and the Founders’ knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

2.19 Manufacturing, Marketing and Development Rights. Except as set forth in Disclosure Letter, none of the Company, GroupCo, the Subsidiary or any of the PRC Entities has granted rights to manufacture, produce, assemble, license, market, or sell their respective products to any other person and is not bound by any agreement that affects the Company’s, GroupCo’s, the Subsidiary’s or any of the PRC Entities exclusive rights to develop, manufacture, assemble, distribute, market or sell their respective products.

12

2.20 Disclosure. The Company has fully provided each Investor with all the information that such Investor has requested in connection with deciding whether to purchase the Series A Preferred Shares. None of this Agreement (including the Disclosure Letter), any of the Ancillary Agreements, or any statements or certificates made or delivered in connection herewith or therewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made. No part of any document or information provided to the Investors throughout the course of the parties’ communications and negotiations leading up to the Closing was provided with any intention to mislead the Investors and the Company, GroupCo and the Founders have each acted in good faith and with due and careful consideration in providing such documents and information, and believing the same to be true in all material aspects at the time of provision of such documents and information.

2.21 Registration Rights. Except as provided in the Investors’ Rights Agreement, none of the Company, GroupCo, the Subsidiary or any of the PRC Entities has granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.

2.22 Corporate Documents. Except for amendments necessary to satisfy the representations, warranties or conditions contained in this Agreement (the form of which amendments has been approved by the Investors) and in connection with the Restructuring Plan, the Restated Articles, the articles of association of GroupCo, the articles of association of the Subsidiary and the articles of association of each of the PRC Entities are in the form previously provided to special counsel for the Investors.

2.23 Title to Property and Assets. Except as set forth in the Disclosure Letter, each of the Company, GroupCo, the Subsidiary and the PRC Entities has good and marketable title to its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens that arise in the ordinary course of business and do not materially impair the ownership or use of such property or assets by the Company, the Subsidiary or any of the PRC Entities, as the case may be. With respect to the property and assets it leases, each of the Company, GroupCo, the Subsidiary and the PRC Entities is in material compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances. None of the Company, GroupCo or the Subsidiary owns or currently holds any right, by contract or otherwise, to acquire any real property. Except as set forth in Disclosure Letter, none of the Company, GroupCo, the Subsidiary or any of the PRC Entities currently holds a leasehold interest or any right, by contract or otherwise, to acquire a leasehold interest in the United States.

13

2.24 Financial Statements. GroupCo has delivered to each Investor its un-audited consolidated financial statements (balance sheet and income and cash flow statements, including notes thereto) at December 31, 2003 and for the fiscal year then ended, and its un-audited consolidated financial statements (balance sheet and income statement) as at and for the nine-month period ended September 30, 2004 (the “Financial Statements”). The Financial Statements have been prepared in accordance with the People’s Republic of China generally accepted accounting principles (“PRC GAAP”) applied on a consistent basis throughout the periods indicated and with each other, except that the unaudited consolidated Financial Statements may not contain all footnotes required by PRC GAAP. The Financial Statements fairly present the financial condition and operating results of GroupCo as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, GroupCo has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to September 30, 2004 (the “Financial Statement Date”) and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under PRC GAAP to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of GroupCo. Except as disclosed in the Financial Statements, GroupCo is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. GroupCo maintains and will continue to maintain a standard system of accounting established and administered in accordance with PRC GAAP.

2.25 Changes. Except as set forth in the Disclosure Letter, since the Financial Statement Date there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company, GroupCo, the Subsidiary or any of the PRC Entities from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of the Company, GroupCo, the Subsidiary and the PRC Entities as a whole (as such businesses are currently conducted and are proposed to be conducted);

(c) any waiver by the Company, by GroupCo, by the Subsidiary or by any of the PRC Entities of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, GroupCo, the Subsidiary or any of the PRC Entities, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of the Company, GroupCo, the Subsidiary and the PRC Entities as a whole (as such businesses are currently conducted and are proposed to be conducted);

(e) any material change or amendment to a material contract or arrangement by which the Company, GroupCo, the Subsidiary, any of the PRC Entities or any of their respective assets or properties is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder;

(g) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

14

(h) any resignation or termination of employment of any key officer of the Company, the Subsidiary or any of the PRC Entities; and none of the Company, GroupCo or any of the Founders knows of the impending resignation or termination of employment of any such officer or key employee;

(i) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company, by GroupCo, by the Subsidiary or by any of the PRC Entities;

(j) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, GroupCo, the Subsidiary or by any of the PRC Entities, with respect to any of their respective material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s, GroupCo’s, the Subsidiary’s or any of the PRC Entities’ ownership or use of such property or assets and purchase money mortgages and leased equipment;

(k) any loans or guarantees made by the Company, GroupCo, the Subsidiary or any of the PRC Entities to or for the benefit of their respective employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(l) any declaration, setting aside or payment or other distribution in respect of any of the Company’s, GroupCo’s, the Subsidiary’s or any of the PRC Entities’ capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company, GroupCo, or by the Subsidiary;

(m) to the Company’s, GroupCo’s or the Founders’ knowledge, any other event or condition of any character that might materially and adversely affect the assets, properties, financial condition, operating results or business of the Company, GroupCo, the Subsidiary or any of the PRC Entities (as such businesses are currently conducted and are proposed to be conducted);

(n) any incurrence by the Company, GroupCo, the Subsidiary or any of the PRC Entities of any capital expenditure or any capital commitment in excess of US$100,000;

(o) material change by the Company, GroupCo, the Subsidiary or any of the PRC Entities in accounting methods, principles or practice; or

(p) any agreement or commitment by the Company to do any of the things described in this Section 2.26.

2.26 Employee Benefit Plans and Employee Agreements.

(a) The Disclosure Letter contains a list of all benefit plans, benefit programs, insurance arrangements, share purchase, share option or other equity plans, fringe benefits, perquisites and any superannuation fund, retirement benefit or other pension schemes or arrangements that the Company, GroupCo, the Subsidiary or any of the PRC Entities maintain, sponsor or contribute to and that benefit any current or former employee, officer, director or consultant of the Company or the Subsidiary other than statutory employee welfare, unemployment, medical and housing plans (each, a “Benefit Plan”).

15

(b) The Company has made available the Investors with a true and complete copy of each Benefit Plan (or a written summary of any Benefit Plan that is not in writing) and a true and complete copy of each material document, if any, prepared in connection with such Benefit Plan, including without limitation (i) a copy of each trust agreement or other funding arrangement, (ii) each summary or other document delivered to participants, (iii) all forms of participation agreement, share purchase agreement, share option agreement or other agreement with participants, (iv) all documents filed with any governmental agency and (v) all documents received from any governmental agency.

(c) None of the Benefit Plans is subject to the U.S. Employee Retirement Income Security Act of 1974, as amended.

(d) Each Benefit Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable laws. No material lawsuit, legal action, administrative proceeding or claim is pending or, to the knowledge of the Company GroupCo, or Subsidiary, threatened with respect to any Benefit Plan (other than claims for benefits in the ordinary course). To the knowledge of Sellers, no fact or event exists that could give rise to any such lawsuit, action, proceeding or claim.

(e) Each Benefit Plan may be amended, terminated or otherwise discontinued at any time without material liability to the participants, the Investors, the Company, GroupCo, the Subsidiary or any of the PRC Entities, other than ordinary administration expenses, except as provided to the contrary in employment agreements with employees.

(f) The Company has made available to the Investors all employment agreements, consulting agreements and other agreements and contracts between (i) the Company, GroupCo or the Subsidiary and (ii) any current senior employee or officer, director or consultant of the Company, GroupCo or the Subsidiary (each, an “Employment Agreement”).

(g) The Company has made available to the Investors with a true and complete copy of (i) each Employment Agreement and (ii) each form of employee handbook currently used by the Company, GroupCo, the Subsidiary or any of the PRC Entities (each, an “Employee Handbook”).

(h) Except as set forth in the Disclosure Letter, each Employment Agreement and each Employee Handbook complies with the requirements of all applicable laws. No employee, officer, director or consultant has commenced or, to the knowledge of the Company and GroupCo, threatened a lawsuit, legal action, administrative proceeding or claim against the Company, the Subsidiary or any of the PRC Entities. To the Company’s, GroupCo’s and Founders’ knowledge, no fact or event exists that could give rise to any such lawsuit, action, proceeding or claim.

16

2.27 Labor Agreements and Actions; Employee Compensation.

(a) None of the Company, GroupCo, the Subsidiary or any of the PRC Entities is bound by or subject to (and none of their respective assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Company’s, GroupCo’s and the Founders’ knowledge, has sought to represent any of the employees, representatives or agents of the Company, GroupCo, the Subsidiary or any of the PRC Entities. There is no strike or other labor dispute involving the Company, GroupCo, the Subsidiary or any of the PRC Entities pending, or to the Company’s and the Founders’ knowledge, threatened, that could have a Material Adverse Effect, none of the Company or any of the Founders is aware of any labor organization activity involving the Company’s, GroupCo’s, the Subsidiary or any of the PRC Entities’ employees.

(b) The employment of each officer and employee of the Company, GroupCo, the Subsidiary and each of the PRC Entities is terminable by the Company, GroupCo, the Subsidiary or the PRC Entities, as the case may be; in accordance with PRC Laws.

(c) To the Company’s, GroupCo’s and the Founders’ knowledge, GroupCo, the Subsidiary and each of the PRC Entities has complied in all material respects with all applicable PRC Laws related to employment. Except as described in Section 2.26(a) or 2.27(a) or the Disclosure Letter, (i) none of the Company, GroupCo, the Subsidiary or any of the PRC Entities is a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, policy, trust or arrangement or other employee compensation agreement, and (ii) there are no employment, indemnification, severance or termination agreements or arrangements between the Company, GroupCo, the Subsidiary or any of the PRC Entities and any person or entity.

(d) None of the Company, GroupCo, the Subsidiary or the PRC Entities has any liability whatsoever (whether legally binding or not) to make any payment to or for the benefit of any employee, officer, consultant, independent contractor or agent in respect of past service, pension or the termination of the employment or engagement of that or any other person (including, without limitation, payments for wrongful or unfair dismissal, loss of office or redundancy), other than in respect to current month payroll expenses and related deductions in relation to employee and employer contributions.

(e) The Company, GroupCo, the Subsidiary and the PRC Entities have no current employees, executive officers or directors who are employed by any of the PRC Entities or providing services for any of the PRC Entities in the United States.

(f) The PRC Entities have obtained the Social Security Registration Certificate issued by the relevant local PRC labor bureau, and has duly performed all of its legal obligations to make social security (including basic pension, basic medical insurance, unemployment insurance and work-related injury insurance) and housing fund contributions for their employees in full and on time, except where the failure to do so would not have a Material Adverse Effect.

17

2.28 Tax Returns, Payments and Elections. Each of the Company, GroupCo, the Subsidiary and the PRC Entities has timely filed all Tax (as defined below) returns, statements, reports, declarations and other forms and documents (including without limitation estimated Tax returns and reports and material information returns and reports) (“Tax Returns”) required pursuant to applicable law to be filed with any Tax Authority (as defined below), all such Tax Returns are accurate, complete and correct in all material respects, and each of the Company, GroupCo, the Subsidiary and the PRC Entities has timely paid all Taxes due. None of the Company, GroupCo or the Subsidiary or any of the PRC Entities has made any elections pursuant to any applicable Tax laws, rules and regulations (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a material effect on a consolidated basis on the Company, GroupCo or the Subsidiary or any of the PRC Entities, their respective financial condition, their respective business as presently conducted or proposed to be conducted or any of their respective properties or material assets. Since their respective dates of incorporation, none of the Company, GroupCo or the Subsidiary or any of the PRC Entities has incurred any taxes, assessments or governmental charges other than in the ordinary course of business, and each of the Company, GroupCo, the Subsidiary and the PRC Entities has made adequate provisions on its respective books of account (in accordance with PRC GAAP, except in the case of the PRC Entities) for all actual and contingent Taxes with respect to its consolidated business, properties and operations for such period. Each of the Company, GroupCo, the Subsidiary and the PRC Entities has withheld or collected from each payment made to each of its employees, the amount of all Taxes (including, but not limited to, United States income taxes and other foreign taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax Authority. Each of the Company, GroupCo, the Subsidiary and the PRC Entities is not a “Controlled Foreign Corporation” as defined in the United States Internal Revenue Code of 1986, as amended (the “Code”). For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any United States, local or foreign governmental authority or regulatory body responsible for the imposition of any such tax (domestic or foreign) (a “Tax Authority”), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

2.29 Insurance. The Company, GroupCo, the Subsidiary and each of the PRC Entities has in full force and effect fire and property insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow them to replace any of their properties that might be damaged or destroyed.

18

2.30 Minute Books. The minute books of the Company, GroupCo, the Subsidiary and each of the PRC Entities made available to the Investors contain a complete summary of all meetings of directors and shareholders since their respective times of formation which would materially affect the Company and reflect all transactions referred to in such minutes accurately in all material respects.

2.31 Brokers. None of the Company, GroupCo, the Subsidiary or any of the PRC Entities has any contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

2.32 Significant Customers and Suppliers. No customer or supplier that was material to the Company, GroupCo, the Subsidiary or any of the PRC Entities during the last six (6) calendar months has terminated, materially reduced or threatened to terminate or materially reduce its purchases from, or provision of products or services to, the Company, GroupCo, the Subsidiary or the PRC Entities, as the case may be.

2.33 Ownership of Shares. Capital River Group owns all right, title and interest (legal and beneficial) in and to all of the Common Shares being sold by it pursuant to this Agreement free and clear of all liens, including, but not limited to, any lien, pledge, claim, security interest, encumbrance, mortgage, assessment, charge, restriction or limitation of any kind, whether arising by agreement, operation of law or otherwise. Capital River Group has the full power and authority to sell, transfer, convey, assign and deliver to such Purchaser the Common Shares being sold by it to such Investor, and upon delivery and payment for such Common Shares at the Closing, such Investor shall acquire valid and unencumbered title to such Common Shares to be delivered by Capital River Group hereunder. Capital River Group is not indebted to the Company; no amount is recorded on the books of the Company as being payable to the Company from it. Except as set forth in the Disclosure Letter, no person has any agreement, option, understanding or commitment (oral or in writing) with Capital River Group, or any right or privilege capable of becoming an agreement, option or commitment for the purchase from Capital River Group of any of its Common Shares.

3.	Representations and Warranties of the Investors. Each Investor, severally and not jointly, hereby represents and warrants, that:

3.1 Authorization. Such Investor has full power and authority to enter into this Agreement and the Ancillary Agreements and each such Agreement constitutes the valid and legally binding obligation, enforceable in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (c) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable United States securities laws.

3.2 Purchase Entirely for Own Account. This Agreement is made with such Investor in reliance upon such Investor’s representation to the Company, which by such Investor’s execution of this Agreement such Investor hereby confirms that the Securities will be acquired for investment for such Investor’s own account for investment only, and not with a view to the resale or distribution of any part thereof.

19

3.3 Disclosure of Information. Such Investor believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Series A Preferred Shares. Such Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Series A Preferred Shares and the business, properties, prospects and financial condition of the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company and the Founders in Section 2 of this Agreement or the right of the Investors to rely thereon.

3.4 Investment Experience. Such Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Series A Preferred Shares. If other than an individual, such Investor also represents it has not been organized for the purpose of acquiring the Series A Preferred Shares.

3.5 Accredited Investor; Non-US Investor. Such Investor either (a) is an “accredited investor” within the meaning of Rule 501 under the Securities Exchange Act of 1934, as amended or (b) is not a “US Person,” and is not acquiring the securities for the account or benefit of any U.S. person, within the meaning of Regulation S under the Securities Act of 1933, as amended (the “Act”). If such Investor is not a U.S. Person, such Investor agrees to resell such securities only in accordance with the provisions of Regulation S under the Act, pursuant to registration under the Act, or pursuant to an available exemption from registration, and agrees not to engage in hedging transactions with regard to such securities unless in compliance with the Act.

3.6 Further Limitations on Disposition. Without in any way limiting the representations set forth above, such Investor further agrees not to make any disposition of all or any portion of the Securities unless and until:

(a) There is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

(b) (i) Such Investor shall have provided ten (10) days prior notice to the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Company, such Investor shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company that such disposition will not require registration of such shares under the Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

20

(c) Notwithstanding the provisions of subsections (a) and (b) above, no such registration statement or opinion of counsel shall be necessary for a transfer (i) by an Investor that is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof or to the estate of any such partner of retired partner or the transfer by gift, will or intestate succession of any partner to his or her spouse or to the siblings, lineal descendants or ancestors of such partner or his or her spouse, (ii) by an Investor that is a limited liability company to a member of such limited liability company or a retired member of such limited liability company who retires after the date hereof or to the estate of any such member of retired member or the transfer by gift, will or intestate succession of any member to his or her spouse or to the siblings, lineal descendants or ancestors of such member or his or her spouse, or (iii) by an Investor to an affiliate or related individual or to the estate of any such affiliate or related individual or the transfer by gift, will or intestate succession of any affiliate or related individual to his or her spouse or to the siblings, lineal descendants or ancestors of such affiliate or related individual or his or her spouse, provided, however, in any such event, the Investor shall give the Company ten (10) days’ prior notice of such transfer and the prospective transferee agrees in all such instances in writing to be subject to the terms hereof to the same extent as if he, she or it were an original Investor hereunder.

4.	Conditions of Investors’ Obligations at the Closing. The obligations of each Investor under subsection 1.1(c) of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, the waiver of which shall not be effective against any Investor who does not consent thereto:

4.1 Representations and Warranties. The representations and warranties of the Sellers, GroupCo and the Founders contained in Section 2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

4.2 Performance. The Sellers, GroupCo and each of the Founders shall have performed and complied with all agreements, obligations and material conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

4.3 Compliance Certificates. A director of the Company shall deliver to each Investor at the Closing a certificate stating that the conditions specified in Sections 4.1 and 4.2 have been fulfilled and stating that there shall have been no material adverse change in the business, affairs, prospects, operations, properties, assets or financial condition of the Company or the Subsidiary since December 31, 2003. The Founders shall deliver to each Investor at the Closing a certificate stating that the conditions specified in Sections 4.1 and 4.2, with respect to each of the Founders, have been fulfilled. Capital River Group shall deliver to each Investor at the Closing a certificate stating that the conditions specified in Sections 4.1 and 4.2, with respect to it, have been fulfilled. GroupCo shall deliver to each Investor at the Closing a certificate stating that the conditions specified in Sections 4.1 and 4.2, with respect to GroupCo, have been fulfilled.

4.4 Qualifications. All authorizations, approvals, or permits, if any, of any foreign, United States or local governmental authority or regulatory body that are required in connection with the lawful issuance and sale of the Series A Preferred Shares pursuant to this Agreement shall be duly obtained and effective as of the Closing.

4.5 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the special counsel for the Investors, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

21

4.6 Director’s Certificate. A director of the Company shall deliver to each Investor at the Closing a certificate stating that the copies of (a) the Restated Articles and the Restated Memorandum and (b) the Board of Director and Company’s shareholder resolutions relating to the sale of the Series A Preferred Shares attached thereto, are true and complete copies of such documents and resolutions.

4.7 Board of Directors The Restated Articles shall provide that the Board shall consist of nine members, which shall be Minhong Yu, Qiang Wang, Xiaoping Xu, Fanyi Bao, Yongqiang Qian, Chenggang Zhou, Mingfu Wang, Zhuang Yang and Xiaohong Chen.

4.8 Opinion of Counsel to the Sellers. Each Investor shall have received from Conyers Dill & Pearman, counsel for the Sellers, an opinion, dated as of the Closing, in the form attached hereto as Exhibit I. Each Investor shall have received from Tianyuan Law Office, counsel for the Sellers, an opinion, dated as of the Closing, in the form attached hereto as Exhibit J.

4.9 Investors’ Rights Agreement. The Company, each Investor, each Common Holder (as such term is defined therein) and each Founder shall have entered into the Investors’ Rights Agreement in the form attached as Exhibit C.

4.10 First Refusal and Co-Sale Agreement. The Company, each Investor, each Common Holder (as such term is defined therein) and each Founder shall each have entered into a First Refusal and Co-Sale Agreement in the form attached hereto as Exhibit D.

4.11 Voting Agreement. The Company, each Investor, each Common Holder (as such term is defined therein) and each Founder shall each have entered into a Voting Agreement in the form attached hereto as Exhibit E.

4.12 Indemnification Agreements. The Company shall have entered into indemnification agreements with each director in the form previously provided to and approved by special counsel to the Investors.

4.13 Corporate Records. The corporate records of the Company, GroupCo, the Subsidiary and the PRC Entities shall be in the form previously provided to and approved by special counsel to the Investors.

4.14 Confidentiality and Non-Compete Agreements. Each of the parties listed on Schedule 4.15 attached hereto shall have entered into the Confidentiality and Non-Compete Agreement in the form attached as Exhibit K.

4.15 Intellectual Property. The evidence of the proper ownership of the Intellectual Property shall be provided to the satisfaction of the Investors and their special counsel.

22

4.16 Restructuring Plan. Each item listed in Section 2 of the Restructuring Plan titled “Pre-Closing Stage” shall have been completed. All agreements listed in Appendix II of the Restructuring Plan shall have been executed and delivered and shall constitute valid and legally binding obligations of each party thereto, enforceable in accordance with their respective terms.

5.	Conditions of the Company’s, GroupCo’s and the Founders’ Obligations at Closing. The obligations of each of the Sellers, GroupCo and the Founders to each Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by each Investor:

5.1 Representations and Warranties. The representations and warranties of the Investors contained in Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

5.2 Payment of Purchase Price. The Investor shall have delivered the purchase price as specified in Section 1.1(c).

5.3 Qualifications. All authorizations, approvals, or permits, if any, of any applicable governmental authority or regulatory body that are required in connection with the lawful issuance and sale of the Series A Preferred Shares pursuant to this Agreement shall be duly obtained and effective as of the Closing.

6.	Agreements of the Company. The Sellers, GroupCo, the Subsidiary and each Founder covenant and agree with each of the Investors, for the benefit of the Investors, that:

6.1 Preservation of Existence. Unless approved by the Board of Directors, including the director elected by the Investors (the “Preferred Director”), if any, each of the Company and GroupCo shall, and shall cause each of the Subsidiary and the PRC Entities to:

(a) preserve and maintain in full force and effect its existence and good standing under the laws of its jurisdiction of formation or organization where the failure to so preserve and maintain would have a Material Adverse Effect (as such businesses are currently conducted and are proposed to be conducted);

(b) preserve and maintain in full force and effect all rights, privileges, qualifications, applications, licenses, permits and franchises where the failure to so preserve and maintain would have a Material Adverse Effect (as such businesses are currently conducted and are proposed to be conducted);

(c) use its reasonable commercial efforts to preserve its business organization;

(d) conduct its business in the ordinary course in accordance with sound business practices, keep its properties in good working order and condition (normal wear and tear excepted), and from time to time make all needed repairs to, renewals of or replacements of its properties to the extent commercially reasonable so that the efficiency of its business operation shall be reasonably maintained and preserved;

23

(e) comply in all material respects with all applicable laws, ordinances, rules and regulations, as well as judicial interpretations and decisions and with the directions of any governmental authority or regulatory body having jurisdiction over the Company, the Subsidiary, any of the PRC Entities or their respective businesses or properties, where the failure to so comply would have a Material Adverse Effect (as such businesses are currently conducted and are proposed to be conducted);

(f) keep true books and records and accounts in which full and correct entries will be made of all of its business transactions, and to reflect in its financial statements adequate accruals and appropriations to reserves all in accordance with PRC GAAP and consistent with prior business practice; and

(g) file or cause to be filed in a timely manner all reports, applications, estimates and licenses that shall be required by a governmental authority or regulatory body and that, if not timely filed, would have a Material Adverse Effect (as such businesses are currently conducted and are proposed to be conducted).

6.2 Related Party Transactions. Except for such transactions that take place in the ordinary course of business and that occur at arms length, the Company shall not enter into any transactions with a Related Party or member of such Related Party’s immediate family, or any corporation, partnership or other entity in which such Related Party or family member is an officer, director or partner, or in which such Related Party or family member has significant ownership or economic interests or otherwise controls, unless (a) at least twenty (20) days prior to the entry into such transaction, the Related Party notifies each member of the Board of Directors, including the Preferred Director, that such transaction is a “Related Party” transaction subject to this Section 6.2 and (b) the terms of such transaction are equivalent to the terms that could be obtained in a bona fide arms length transaction or are approved by the Board of Directors, including the Preferred Director.

6.3 Fundamental Changes. Unless approved by the Board of Directors, including the Preferred Director, if any, the Company shall not, and shall cause each of GroupCo, the Subsidiary and the PRC Entities not to, directly or indirectly, enter into any transaction or series of related transactions of merger, amalgamation, consolidation or combination where the existing shareholders of such entity immediately prior to such merger, amalgamation, consolidation or combination do not retain a majority of the voting power in the surviving entity, or liquidate, windup or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or in a series of transactions all or substantially all of its business, property or assets, whether now owned or hereafter acquired.

24

6.4 Tax.

(a) For so long as Tiger Technology Private Investment Partners II, L.P. (“Tiger”) holds the Series A Preferred Shares or the Conversion Shares, the Company shall not, without the written consent of Tiger and, so long as it is under common control with Tiger, Tiger Technology II, L.P., issue shares in the Company to any investor if following such issuance the Company, in the determination of counsel or accountants for Tiger, would be a “Controlled Foreign Corporation” (a “CFC”) as defined in the Code with respect to the shares held by any Investor. No later than two (2) months following the end of each Company taxable year, the Company shall provide the Company’s capitalization table as of the end of the last day of such taxable year to the Investors. In addition, the Company shall provide the Investors with reasonable access to such other Company information as may be reasonably required by such Investors to determine the Company’s status as a CFC, to determine whether each such Investor is required to report its pro rata portion of the Company’s “Subpart F income” (as defined in the Code) on its United States federal income tax return, or to allow such Investors to otherwise comply with applicable United States federal income tax laws.

(b) The Company shall use its commercially reasonable efforts to avoid being a “passive foreign investment company” within the meaning of Section 1297 of the Code (or any successor thereto). In connection with a “Qualified Electing Fund” election made by Investor pursuant to Section 1295 of the Code (or any successor thereto) or the filing of a “Protective Statement” pursuant to the implementing regulations thereto, the Company shall provide annual financial information to Investors in the PFIC Annual Information Statement (substantially in the form attached hereto as Exhibit L) and shall provide Investors with reasonable access to such other Company information as may be required for purposes of filing United States federal income tax returns in connection with such Qualified Electing Fund election or Protective Statement, as applicable.

(c) The Company shall obtain representations, warranties and covenants from each entity in which it invests or has invested substantially to the effect of the representations, warranties and covenants contained in the foregoing Sections 6.4(a) and (b) and such additional representations, warranties and covenants as shall be necessary to allow the Company to comply with the provisions of the foregoing Sections 6.4(a) and (b).

(d) Except to the extent that the Tiger elects otherwise, the Company shall take such actions, including making an election to be treated as a corporation or refraining from making an election to be treated as a partnership, as may be required to ensure that at all times the Company is treated as a corporation for United States federal income tax purposes.

6.5 Indemnification by the Company. After the date hereof, the Investors and their respective affiliates, officers, directors, employees, agents, successors and assigns (collectively, the “Company Indemnified Parties”) shall be indemnified and held harmless by the Company for any and all liabilities, losses, damages of any kind, diminution in value, claims, costs, expenses, fines, fees, deficiencies, interest, awards, judgments, amounts paid in settlement and penalties (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees and expenses and other costs of defending, investigating or settling claims) suffered, incurred, accrued (in accordance with PRC GAAP) or paid by them (including, without limitation, in connection with any action brought or otherwise initiated by any of them) (hereinafter, a “Loss”), without adjustment for any insurance recovery or tax deduction relating thereto, arising out of or resulting from any tax liabilities owed to employees of the Company or the PRC Entities as a result of remuneration received by such employees before the date hereof. As used herein, “Losses” are not limited to matters asserted by third parties, but include Losses incurred or sustained by the Company Indemnified Parties in the absence of claims by third parties.

25

6.6 Use of Proceeds. The Company shall use the proceeds from the sale of the Series A Preferred Shares for general corporate purposes.

6.7 Insurance Policies. The Company shall use commercially reasonable efforts to obtain and/or maintain a directors and officers liability insurance policy; provided such insurance policy is reasonably acceptable to Tiger.

6.8 Board of Directors Seat. Upon the occurrence of the earlier of the following (i) the Company obtains a directors and officers liability insurance policy pursuant to Section 6.7 hereof or (ii) the Company receives a written waiver from Tiger of the provisions of Section 6.7 hereof, the Company shall cause the director that is chosen by the majority holders of the Series A Preferred Stock (the “Series A Director”) to be elected as a director of the Company. Notwithstanding the foregoing, the provisions of this Section 6.8 shall terminate and be of no further effect upon the earlier of (i) the consummation by the Company of a firm commitment underwritten public offering of its Common Shares where the shares are subsequently primarily traded on the Nasdaq Stock Market’s National Market, the New York Stock Exchange or another comparable exchange or marketplace approved by the Board of Directors, (ii) the date on which Tiger ceases to own any securities of the Company or (iii) Tiger’s participation in an equity financing of another corporation or entity that is determined by the Board (excluding the Preferred Director, if any) to be a competitor of the Company (excluding an investment in any-publicly traded corporation or entity) or the consummation of a Liquidation Event (as defined in the Restated Articles).

6.9 Restructuring Plan. The Company, GroupCo and the Founders shall comply with the Restructuring Plan, including the completion of the items listed in the Restructuring Plan, including the items listed in Section 3 titled “Post-Closing Stage,” and the Company shall execute all of the agreements listed in Appendix III of the Restructuring Plan within the timeframe set forth therein, provided, that, all items in the Restructuring Plan shall be completed within sixty (60) days of the Closing. The Company shall promptly reimburse the reasonable fees and expenses up to $7,500 incurred by Tiger, including the reasonable fees and out-of-pocket expenses of its special counsel, in connection with the Company’s and the Founders’ compliance with this Section 6.9.

6.10 GroupCo Distributions. GroupCo shall not make any distributions to any of its shareholders, unless such distribution is approved by the Company’s Board of Directors, which approval must include the written consent of the Preferred Director, if any. To the extent permitted under applicable law, GroupCo and its subsidiaries (excluding Beijing Lian Dong Wei Ye Technology Development Co., Ltd., and Beijing Mingri Dong Fang Technology Co., Ltd.) shall utilize all their revenues (less reasonable expenses) to purchase technical, consulting, logistic and any other applicable services as well as to license Intellectual Property rights from wholly-owned subsidiaries of the Company in the PRC.

26

6.11 Hu Min Share Transfer. Minhong Yu, Capital River Group, GroupCo and the Company shall cause Beijing Highlights Culture Communications Co., Ltd and Minhong Yu to consummate the share transfers with Hu Min and Beijing Shiji Youhao Education Investment Co., Ltd pursuant to (a) that certain share transfer agreement dated December 22, 2004 between Beijing Shiji Youhao Education Investment Co., Ltd and Beijing Highlights Culture Communications Co., Ltd, whereby Beijing Highlights Culture Communications Co., Ltd will transfer all of its shares in GroupCo to Beijing Shiji Youhao Education Investment Co., Ltd and (b) that certain share transfer agreement dated December 22, 2004 between Minhong Yu and Hu Min, whereby Hu Min will transfer all of his shares in GroupCo to Minhong Yu, within sixty (60) days of the signing date of the share transfer agreements referred to above.

6.12 PRC Trustee Agreement. The Sellers, GroupCo and the Founders shall cause a Confirmation Agreement to be entered into by (a) all of the registered shareholders of GroupCo, including, without limitation, Beijing Shiji Youhao Education Investment Co., Ltd, Beijing Beizhi Culture & Education Co., Ltd, Beijing Jinshuitu Science & Trade Co., Ltd, Beijing Jinfan Fengdu Culture Development Co., Ltd, Xu Xiaoping, Duzihua, Bao Fanyi, He Qingquan, Qian Yongqiang and Yangji, within seven (7) days following the Closing, and (b) all of the shadow shareholders of GroupCo, within thirty (30) days following the Closing, pursuant to which such registered shareholders shall agree to the substitution of the term “Little Thing Company” with “Capital River Group Limited” in that certain Agreement Regarding the Acquisition and Holding of Equity Interests dated December 22, 2004, and such shadow shareholders shall agree to the same in the Trustee Agreement of the same date.

7.	Miscellaneous.

7.1 Survival of Warranties; Limitation of Liability. The warranties and representations of the parties hereto contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall terminate after two years following the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investors or the Company. Except when another time period is specified herein, all of the covenants in this Agreement (including for indemnification) shall survive until they have been performed in full or waived in writing by the party hereto entitled to the benefit of such performance.

7.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York.

7.4 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

27

7.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.6 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) ten (10) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) two (2) days after deposit with an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 7.6).

7.7 Finder’s Fee. Each party represents that it neither is nor will be obligated for any finders’ fee or commission in connection with this transaction. Each Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which such Investor or any of its officers, partners, employees, or representatives is responsible.

The Company agrees to indemnify and hold harmless each Investor from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company, or any of its officers, employees or representatives is responsible.

7.8 Expenses. The Company shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. If the Closing is effected, the Company shall, at the Closing, by way of deduction from gross proceeds, pay the reasonable fees and out-of-pocket expenses up to $400,000 of Gunderson Dettmer, LLP, special counsel for the Investors and TransAsia Lawyers, PRC counsel to the Investors and other expenses incurred by the Investors, including the reasonable fees and out-of-pocket expenses of Pricewaterhouse Coopers LLP (the “Investor Expenses”). In the event that the Escrow Deposit is returned to the Investors pursuant to the Escrow Agreement, the Company shall reimburse the Investors for $100,000 of the Investor Expenses otherwise deducted from the Purchase Price pursuant to the preceding sentence. The Investors acknowledge that payment of Gunderson Dettmer, LLP’s and TransAsia Lawyers’ fees by the Company raises a potential conflict of interest and hereby consents to the payment arrangement set forth herein. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the Ancillary Agreements or the Restated Articles, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

28

7.9 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Conversion Shares issued or issuable upon conversion of the Series A Preferred Shares purchased hereunder. Any amendment or waiver effected in accordance with this section shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.

7.10 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

7.11 Aggregation of Shares. All Preferred Shares held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

7.12 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

7.13 Arbitration. Any dispute or controversy between the Parties hereto involving any claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, will be submitted to and be settled by final and binding arbitration in accordance with the UNCITRAL Arbitration Rules as currently in effect and as such may be amended by the rest of this Section 7.13, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Such arbitration shall be administered in Hong Kong at the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Procedures for Arbitration in effect as of the date hereof, including such additions to the UNCITRAL Arbitration Rules contained therein. Such arbitration shall be conducted by three (3) arbitrators chosen by the Company and the Investors, or failing such agreement, an arbitrator appointed by the HKIAC. The language to be used in the arbitral proceedings shall be English.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

29

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SELLERS:

NEW ORIENTAL EDUCATION & TECHNOLOGY GROUP INC.

By:	/s/
Name:	Minhong Yu
Title:	CEO
Address:

CAPITAL RIVER GROUP LIMITED

By:	/s/
Name:	Minhong Yu
Title:	Director
Address:

SIGNATURE PAGE TO SERIES A PREFERRED SHARES PURCHASE AGREEMENT

FOR NEW ORIENTAL EDUCATIONAL & TECHNOLOGY GROUP INC.

GROUPCO:

BEIJING NEW ORIENTAL EDUCATION AND TECHNOLOGY (GROUP) CO., LTD.

By:	/s/
Name:	Minhong Yu
Title:	CEO

Address:

SIGNATURE PAGE TO SERIES A PREFERRED SHARES PURCHASE AGREEMENT

FOR NEW ORIENTAL EDUCATIONAL & TECHNOLOGY GROUP INC.

FOUNDERS:

/s/
Minhong Yu

Address:

Qiang Wang

Address:

/s/
Xiaoping Xu

Address:

/s/
Qingquan He

Address:

/s/
Li Li

Address:

SIGNATURE PAGE TO SERIES A PREFERRED SHARES PURCHASE AGREEMENT

FOR NEW ORIENTAL EDUCATIONAL & TECHNOLOGY GROUP INC.

/s/
Yongqiang Qian

Address:

/s/
Fanyi Bao

Address:

/s/
Hao Song

Address:

/s/
Wei Du

Address:

/s/
Du, Zihua

Address:

SIGNATURE PAGE TO SERIES A PREFERRED SHARES PURCHASE AGREEMENT

FOR NEW ORIENTAL EDUCATIONAL & TECHNOLOGY GROUP INC.

INVESTORS:

TIGER TECHNOLOGY PRIVATE INVESTMENT PARTNERS II, L.P.

By:	Tiger Technology PIP Performance II, L.L.C., its General Partner

By:	/s/
Name:	Xiaohong Chen
Title:	Managing Director

Address:	Turner & Roulsone Management Ltd.
Strathvale House, P.O. Box 2636GT
George Town, Grand Cayman
Cayman Islands

TIGER TECHNOLOGY II, L.P.

By:	Tiger Technology Performance, L.L.C., its General Partner

By:	/s/
Name:	Xiaohong Chen
Title:	Managing Director

Address:	Walker House, P.O. Box 908GT
George Town, Grand Cayman
Cayman Islands

SIGNATURE PAGE TO SERIES A PREFERRED SHARES PURCHASE AGREEMENT

FOR NEW ORIENTAL EDUCATIONAL & TECHNOLOGY GROUP INC.

Schedule A

Schedule of Investors

Closing Date: December 24, 2004

Name	Number of Series A Preferred Shares Purchased	Total Purchase Price of Series A Shares	Number of Common Shares Purchased	Total Purchase Price of Common Shares
Tiger Technology Private Investment Partners II, L.P.	11,102,144	$22,481,841.60	5,179,980	$9,050,661.23

Tiger Technology II, L.P.	8,967	$18,158.18	4,184	$7,309.78

TOTAL	11,111,111	$22,499,999.78	5,184,164	$9,057,971.01

S-1

Schedule B

Schedule of Founders

Yu, Minhong

Wang, Qiang

Xu, Xiaoping

He, Qingquan

Li, Li

Qian, Yongqiang

Bao, Fanyi

Song, Hao

Du, Wei

S-1

Schedule 2.6(a)

Schedule of PRC Entities

The PRC Entities

1)	Beijing New Oriental Dogwood Cultural Communications Co., Ltd.

2)	Beijing Liandong Weiye Technology Development Co., Ltd.

3)	Beijing Tomorrow Oriental Technology Co., Ltd.

4)	Beijing New Oriental Qiantu Chuguo Consultancy Co., Ltd.

5)	Beijing New Oriental Feihua Information Technology Co., Ltd.

6)	Beijing New Oriental Dogwood Advertisement Co., Ltd.

7)	Shenyang New Oriental Dogwood Bookstore Co., Ltd.

8)	Tianjin Dogwood Book Trading Co., Ltd.

9)	Chengdu New Oriental Dogwood Bookstore Co., Ltd.

10)	Chongqing New Oriental Dogwood Bookstore Co., Ltd.

11)	Shanghai North Book, Audio & Video Co., Ltd.

12)	Xi’an Oriental Star Book, Audio & Video Co., Ltd.

13)	Yangzhou New Oriental Education & Technology Co., Ltd.

14)	Nanjing Bright Oriental Book, Audio & Video Co., Ltd.

15)	Guangzhou Xinsilu Bool, Audio & Video Co., Ltd.

16)	Wuhan Oriental Star Book, Audio & Video Co., Ltd.

17)	Beijing new Goriental Dogwood Book, Audio & Video Co., Ltd.

18)	Beijing New Oriental Yangzhou Bilingual School

S-1

19)	Beijing Haidian District New Oriental Vocational Education Center

20)	Shenyang New Oriental Foreign Language Training School

21)	Shenzhen New Oriental Training School

22)	Chongqing New Oriental Training School

23)	Chengdu New Oriental School

24)	Xi’an Yanta District New Oriental School

25)	Nanjing Gulou New Oriental Advanced Study School

26)	Wuhan New Oriental Training School

27)	Guangzhou Haizhu District Privately-Funded New Oriental Training School

28)	Tianjin New Oriental Training School

29)	Shanghai Yangpu District New Oriental Advanced Study School

30)	Beijing Haidian District Privately-Funded New Oriental School
“Beijing New Oriental School”)

31)	Beijing Chongwen District Privately-Funded New Oriental School

32)	Beijing Xicheng District Privately-Funded New Oriental School

33)	Beijing Chaoyang District Privately-Funded New Oriental School

34)	Beijing New Oriental International Preparatory School

35)    Xiangfan New Oriental Training School (governmental approval for establishment has been obtained but the registration formalities are still being processed.)

36)    Jinan New Oriental Training School (governmental approval for establishment has been obtained but the registration formalities are still being processed.)

The PRC Entities listed from18) through 36) are not in the form of limited liability company.

S-2

Schedule 2.6(c)

Schedule of Capitalization of PRC Entities

I.	The following PRC Entities are established in the form of limited liability company under the law of the PRC.

No.	Subsidiaries	Registered Capital (RMB)	Date of Organization	Shareholder (of record)	Contributed Amount (RMB)	Ownership Percentage
1	Beijing New Oriental Dogwood Cultural Communications Co., Ltd.	10,000,000	May 16, 2003	GroupCo	8,000,000	80%
				Shiji Youhao (holding shares on behalf of GroupCo)	2,000,000	20%

2	Beijing Liandong Weiye Technology Development Co., Ltd.	10,000,000	September 21, 2000	GroupCo	9,432,200	94.33%
				Mr. Yu Minhong	190,500	1.90%
				Mr. Qian Yongqiang	377,300	3.77%

3	Beijing Tomorrow Oriental Technology Co., Ltd.	2,500,000	September 29, 2000	GroupCo	2,050,000	82%
				Mr. Wu Qiang (general manager)	250,000	10%
				Mr. Huang Binliang (deputy general manager)	200,000	8%

4	Beijing New Oriental Qiantu Chuguo Consultancy Co., Ltd.	5,000,000	February 19, 2004	GroupCo	4,000,000	80%
				Shiji Youhao (holding shares on behalf of GroupCo)	1,000,000	20%

5	Beijing New Oriental Feihua Information Technology Co., Ltd.	1,000,000		GroupCo	900,000	90%
			April 4, 2002	Mr. Zhou Huaijun	100,000	10%

6	Beijing New Oriental Dogwood Advertisement Co., Ltd.	500,000	January 20, 2004	Beijing New Oriental Dogwood Cultural Communications Co., Ltd.	400,000	80%
				Shiji Youhao (holding shares on behalf of GroupCo)	100,000	20%

7	Shenyang New Oriental Dogwood Bookstore Co., Ltd.	400,000	September 18, 2003	Beijing New Oriental Dogwood Cultural Communications Co., Ltd.	320,000	80%
				Ms. Li Li (holding shares on behalf of GroupCo)	80,000	20%

8	Tianjin Dogwood Book Trading Co., Ltd.	400,000	December 15, 2003	Beijing New Oriental Dogwood Cultural Communications Co., Ltd.	360,000	90%
				Ms. Li Li (holding shares on behalf of GroupCo)	40,000	10%

9	Chengdu New Oriental Dogwood Bookstore Co., Ltd.	400,000	January 18, 2004	Beijing New Oriental Dogwood Cultural Communications Co., Ltd.	360,000	90%
				Ms. Li Li (holding shares on behalf of GroupCo)	40,000	10%

10	Chongqing New Oriental Dogwood Bookstore Co., Ltd.	500,000	February 25, 2004	Beijing New Oriental Dogwood Cultural Communications Co., Ltd.	450,000	90%
				Ms. Li Li (holding shares on behalf of GroupCo)	50,000	10%

11	Shanghai North Book, Audio & Video Co., Ltd.	300,000	September 28, 2003	GroupCo	270,000	90%
				Ms. Li Li (holding shares on behalf of GroupCo)	30,000	10%

12	Xi’an Oriental Star Book, Audio & Video Co., Ltd.	300,000	June 3, 2003	GroupCo	270,000	90%
				Ms. Li Li (holding shares on behalf of GroupCo)	30,000	10%

13	Yangzhou New Oriental Education & Technology Co., Ltd.	30,000,000	January 18, 2002	GroupCo	27,000,000	90%
				Shiji Youhao (holding shares on behalf of GroupCo)	3,000,000	10%

14	Nanjing Bright Oriental Book, Audio & Video Co., Ltd.	300,000	April 21, 2003	GroupCo	27,000,000	90%
				Ms. Li Li (holding shares on behalf of GroupCo)	30,000	10%

15	Guangzhou Xinsilu Bool, Audio & Video Co., Ltd.	300,000	November 11, 2003	GroupCo	270,000	90%
				Ms. Li Li (holding shares on behalf of GroupCo)	30,000	10%

16	Wuhan Oriental Star Book, Audio & Video Co., Ltd.	300,000	December 16, 2003	GroupCo	270,000	90%
				Ms. Li Li (holding shares on behalf of GroupCo)	30,000	10%

17	Beijing new Oriental Dogwood Book, Audio & Video Co., Ltd.	3,000,000	March 2, 2004	Beijing New Oriental Dogwood Cultural Communications Co., Ltd.	2,400,000	80%
				Shiji Youhao (holding shares on behalf of GroupCo)	600,000	20%

II.	The following PRC Entities are 100% funded by GroupCo.

Name of School	Date of Organization	Location	Startup Capital (RMB)
Beijing New Oriental Yangzhou Bilingual School	June 6, 2002		10,000,000
Beijing Haidian District New Oriental Vocational Education Center	June 2, 2004		2,500,000

Shenyang New Oriental Foreign Language Training School	June 18, 2003	2,500,000

Shenzhen New Oriental Training School	October 15, 2003	2,500,000

Chongqing New Oriental Training School	August 15, 2003	2,500,000

Chengdu New Oriental School	August 18, 2003	2,500,000

Xi’an Yanta District New Oriental School	November 26, 2002	2,500,000

Nanjing Gulou New Oriental Advanced Study School	November 28, 2002	2,500,000

Wuhan New Oriental Training School	April 24, 2002	2,500,000

Guangzhou Haizhu District Privately-Funded New Oriental Training School	September 8, 2000	2,500,000

Tianjin New Oriental Training School	August 21, 2002	2,500,000

Shanghai Yangpu District New Oriental Advanced Study School	June 1, 2000	2,500,000

Beijing Haidian District Privately-Funded New Oriental School	November 16, 1993	5,000,000

Beijing Chongwen District Privately-Funded New Oriental School	November 3,2003	500,000

Beijing Xicheng District Privately-Funded New Oriental School	February 23, 2004	500,000

Beijing Chaoyang District Privately-Funded New Oriental School	March 8, 2004	500,000

Beijing New Oriental International Preparatory School	See Section 2.6(b) of the Disclosure Schedule

Xiangfan New Oriental Training School	To be established

Jinan New Oriental Training School	To be established

Schedule 4.14

Schedule of Parties to Confidentiality and Non-Compete Agreement

Zhou Chenggang

Chen Xiangdong

Yu Minhong

Qian Yongqiang

Wang Qiang

Bao Fanyi

Xu Xiaoping

Wei Ping

S-1

Exhibit A

Second Amended and Restated Memorandum of Association

Exhibit A-1

Second Amended and Restated Articles of Association

Exhibit B

List of Shareholders

Company

Shareholder	Shares Owned
Tigerstep Developments Limited	46,657,477
Capital River Group Limited	12,859,386
Success Tycoon Limited	10,461,643
Peak Idea International Limited	10,378,696
Forthright Trading Limited	6,241,734
Easebright International Limited	4,157,700
Time Promise Investments Limited	2,084,034
Strong Great International Limited	2,146,244
Fame Gain Investments Limited	3,219,366
Challenge Now Limited	528,785
Central Plains Limited	528,785
China Central Limited	736,150
Total	100,000,000

GroupCo

Shareholder	Shares Owned
Beijing Shiji Youhao Education Investment Co., Ltd.	45,000,000
Beijing Beizhi Culture & Education Co. Ltd.	19,000,000
Xu, Xiaoping	10,000,000
Beijing Highlights Culture Communications Co., Ltd.	8,000,000
Du, Zihua	6,000,000
Bao, Fanyi	4,000,000
He, Qingquan	2,000,000
Beijing Jinshuitu Science & Trade Co. Ltd.	2,000,000
Qian, Yongqiang	2,500,000
Song, Hao	500,000
Beijing Tianyiyang Science & Technology Development Co., Ltd.	500,000
Qingdao Feixiang Language Services Co., Ltd.	500,000
Total	100,000,000

Note: Included in Beijing Beizhi are 9% employee shadow shares, some of such shares are also allocated to the aforementioned persons or persons owning or controlling the aforementioned companies

Exhibit C

Investors’ Rights Agreement

Exhibit D

First Refusal and Co-Sale Agreement

Exhibit E

Voting Agreement

Exhibit F

Restructuring Plan

Exhibit G

Form of Employment Agreement

Exhibit H

Escrow Agreement

Exhibit I

Opinion of BVI Counsel for the Company

Exhibit J

Opinion of PRC Counsel for the Company

Exhibit K

Form of Confidentiality and Non-Compete Agreement

Exhibit L

PFIC Exhibit

Annual Information Statement

The undersigned authorized representative of New Oriental Education & Technology Group Inc. (the “Company”), on behalf of the Company, hereby represents and covenants that:

(1)              This Annual Information Statement applies to the taxable year of the Company beginning on January 1, 20    , and ending on December 31, 20    .

(2) The Company has permitted Tiger Technology Private Investment Partners II L.P. and Tiger Technology II, L.P (collectively, “Tiger”) to examine the books of account, records, and other documents of the foreign corporation for Tiger to calculate the amounts of the Company’s ordinary earnings and the net capital gain according to U.S. federal income tax accounting principles and to calculate the Tiger’s pro rata shares of the Company’s ordinary earnings and net capital gain.

(3) The amount of cash and fair market value of other property distributed or deemed distributed by Company to Tiger during the taxable year specified in paragraph 1. is as follows:

TIGER TECHNOLOGY PRIVATE INVESTMENT PARTNERS II, L.P.

Cash:
Fair Market Value of Property:

TIGER TECHNOLOGY II, L.P.

Cash:
Fair Market Value of Property:

(4) Company will permit Tiger to inspect and copy Company’s permanent books of account, records, and such other documents as may be maintained by Company that are necessary to establish that PFIC ordinary earnings and net capital gain, as provided in Section 1293(e) of the U.S. Internal Revenue Code of 1986, as amended (or any successor provision thereto), are computed in accordance with U.S. income tax principles.

New Oriental Education & Technology Group Inc.

Signature

Name:
Title: